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                                                                    EXHIBIT 3.55

[SEAL]

                          CERTIFICATE OF INCORPORATION

                                       OF

                         U.S. RELOCATION SERVICES, INC.

     The undersigned natural person, having capacity to contract and acting as the incorporator of a corporation pursuant to Section 101 of the General Corporation Law of the State of Delaware ("General Corporation Law") adopts the following certificate of incorporation for such corporation:

     1.   The name of the corporation is U.S. Relocation Services, Inc.

     2. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     3. The number of shares of stock that the corporation is authorized to issue is One Hundred Thousand (100,000) shares having a par value of One ($1.00) Dollar per share, which are herewith classified as follows and may be issued in the following manner:

     The corporation is authorized to issue Ten Thousand (10,000) shares of common stock having unlimited voting rights.

     The corporation is authorized to issue Ninety Thousand (90,000) shares of preferred stock. The board of directors of the corporation shall be entitled to issue preferred stock in such classes and series as it may from time to time determine by resolution, and shall designate from time to time by resolution, prior to the issuance of shares in any such class or series, the number of shares of preferred stock to be included within such class or series and the powers, designations, preferences, privileges, limitations and relative rights of all shares to be issued as a part of such class or series. The powers, designations, preferences, privileges, limitations and relative rights of each share within a particular class or series of preferred stock shall be identical with those of all other shares of the same class or series. Prior to issuing preferred stock of a particular class or series, the corporation shall deliver to the Secretary of State of Delaware a Certificate of Designations setting forth the number of shares within the particular class or series to be issued, which Certificate shall contain such designations and shall otherwise be in such form and in compliance with such procedures as may from time to time be required pursuant to the General Corporation Law of Delaware (specifically, sections 151(g) and 103 thereof, as amended).

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     4.   The street address and zip code of the corporation's initial registered office, the county in which the office is located and the name of its initial registered agent at that office are as follows:

          The Corporation Trust Company
          1209 Orange Street
          County of New Castle
          Wilmington, Delaware 19801

     5.   The name and mailing address of the sole incorporator is as follows:

          John A. Good
          6075 Poplar Avenue
          Suite 623
          Memphis, Tennessee 38119

     6. The powers of the incorporator shall terminate upon the filing of this certificate of incorporation, and at such time management of the corporation shall be vested in the initial board of directors of the corporation, each of whom will serve until the first annual meeting of the shareholders of the corporation or until his successor is duly elected and qualified. The name, address and zip code of each initial director of the corporation is as follows:

          Kenneth L. Rich
          1801 California, Suite 2740
          Denver, Colorado 80202

          Mickey A. Williams
          2204 Castle Rock Road
          Arlington, Texas 76006

          William F. Harrison
          785 Crossover Lane
          Suite 219
          Memphis, Tennessee 38117

     7. The street address and zip code of the principal office of the corporation is 1801 California, Suite 2740, Denver, Colorado 80202.

     8.   The corporation is for profit.

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     9.   No director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (A) for any breach of the director's duty of loyalty to the corporation or its shareholders; (B) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (C) under Section 174 of the General Corporation Law of Delaware; or (D) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the foregoing provisions of this Article 9 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     10. Any director may be removed for cause by a vote of a majority of the entire board of directors, cause being hereby defined as final conviction of a felony, declaration of incompetency or unsound mind by a court of competent jurisdiction, adjudication of bankruptcy, non-acceptance of office or conduct prejudicial to the interest of the corporation.

     11. The by-laws of the corporation may be amended only by the affirmative vote of a majority of both common stock and preferred stock entitled to vote at a properly called annual or special meeting of the shareholders.

     Dated:    August 30, 1991.

                                                    /s/ John A. Good
                                                    ----------------------------
                                                    Incorporator


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